EXHIBIT 21.1

PERVASIVE SOFTWARE INC.

SUBSIDIARIES OF THE REGISTRANT

Pervasive Software Co., Ltd.—Japan

Pervasive Software GmbH—Germany

Pervasive Software N.V.—Belgium

Pervasive Software Limited—United Kingdom

Pervasive Software S.A.R.L.—France

PVSW Software Technologies India Private Limited—India